Exhibit 99.1

News Release

COMMERCIAL METALS ANNOUNCES CREDIT FACILITY AMENDMENT

Irving, TX – December 17, 2025 - Commercial Metals Company (NYSE: CMC) (“CMC” or the “Company”) today announced that the Company entered into an amendment to the credit agreement governing its revolving credit facility, which increases the borrowing capacity from $600.0 million to $1.0 billion and extends the maturity date from October 26, 2029 to December 17, 2030.

About CMC

CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support early-stage construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

Media Contact:

Susan Gerber

(214) 689-4300